Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 4, 2021, relating to the financial statements of Hudson Executive Investment Corp., which is contained in that Prospectus. We also consent to the reference of our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 2, 2021